Exhibit 10.1

FACTORING AND SECURITY AGREEMENT

THIS FACTORING AND SECURITY AGREEMENT (“Agreement”) is deemed executed and binding as of November 26, 2013, by and between Wave Systems Corp. formally known as Indata Corporation (“Seller”) a Delaware registered company, its subsidiaries and affiliated companies (including all DBAs), and CapFlow Funding Group Managers LLC, a Delaware limited liability company (“Purchaser”).

1.  Definitions and Index to Definitions.  The following terms used in this section shall have the following meanings.  Each capitalized term not herein defined shall have the meaning set forth in the Uniform Commercial Code (herein, the “UCC”):

1.1   “Account” - any right to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance.

1.2  “Account Debtor” - means a person obligated on an account, chattel paper, or general intangible.

1.3  “Avoidance Claim” - any claim that any payment received by Purchaser is a fraudulent transfer or obligation, preference, or is otherwise avoidable under Title 11 of the United States Bankruptcy Code, any other debtor relief statute or any other law.

1.4  “Base Fees” - the Initial Factoring Fee and all subsequent Factoring Fees.

1.5  “Chosen State” — shall be New York.

1.6  “Clearance Days”- one (1) banking day for funds received from wires, three (3) banking days for checks drawn on United States banks; otherwise, ten (10) days.

1.7  “Closed” - a Purchased Account is closed upon the first to occur of: (i) receipt of full payment by Purchaser or (ii) the unpaid Face Amount has been charged by Purchaser to the Reserve Account pursuant to the terms hereof.

1.8  “Collateral”- all Seller’s now owned and hereafter acquired Purchased Accounts and, in each case to the extent relating to or arising out of the foregoing, all Chattel Paper, Deposit Accounts, Instruments, Documents, Letter of Credit Rights, Supporting Obligations of the Purchased Accounts, and any sums maintained by Purchaser that are identified as payable to Seller from the Reserve Account.

1.9  “Complete Termination” — Complete Termination occurs upon satisfaction of each of the following conditions:

1.9.1.  Payment in full of all Obligations of Seller to Purchaser and Purchaser’s issuance of a UCC termination statement;

1.9.2.  If Purchaser has issued or caused to be issued any guaranty, promise, or letter of credit on behalf of Seller, acknowledgement from any beneficiaries thereof that Purchaser or any other issuer has no outstanding direct or contingent liability therein; and

1.9.3.  Seller has executed and delivered to Purchaser a general release in the form of Exhibit 1.9.3 attached hereto.

1.10  “Early Termination Date” — see Section 19.1 hereof.

1.11  “Early Termination Fee” — shall be as provided for in Section 19.2.

1.12  “Eligible Account” - an Account that is acceptable for purchase as determined by Purchaser in the exercise of its reasonable sole credit or business judgment, however, the following Accounts will not qualify as Eligible Accounts: including;

i)                             accounts that have been outstanding greater than 90 days;

ii)                          invoices from account debtors that have receivables greater than 90 days (“cross-age accounts”) or that are currently in dispute;

iii)                       account debtors that are currently seeking or are under bankruptcy protection;

iv)                      invoices that are less than $1,000;

v)                         invoices from customers whereby Seller is both a creditor and debtor (“contra accounts”);

vi)                      invoices, or any portion of invoices, in the 61-90 day bucket that exceed 25% of current outstanding purchases of the Factoring Facility;

vii)                   invoices that are older than 30 days (excluding the initial funding);

viii)                invoices generated from unapproved foreign receivables.

1.13  “Events of Default” - see Section 16.1.

1.14  “Exposed Payments” — any payments received by Purchaser from or for the account of a Payor that has become subject to a bankruptcy or other form of debtor relief proceeding, to the extent such payments cleared the Payor’s deposit account within ninety days of the commencement of said bankruptcy case or are otherwise subject to avoidance.

1.15  “Face Amount” - the total gross amount due on an Account at the time of purchase.

1.16  “Factoring Fee” - the Factoring Fee Percentage multiplied by the Face Amount of a Purchased Account, for each Factoring Fee Period that any portion thereof remains unpaid, computed from the end of the Initial Fee Period to and including the date on which a Purchased Account is Closed.

1.17  “Factoring Fee Percentage” — shall be 0.05% for each day after the initial Factoring Fee Period and commencing on the 31st day after purchase and until the Late Payment Date.  The Factoring Fees for each Factoring Fee Period (including the Initial Factoring Fee) will be as follows:

Invoice Aging	Periodic Amount	Cumulative
1-30 days	1.50%	1.50%
Every day thereafter	0.05%	N/A

1.18   “Factoring Fee Period” — shall be 1 day for all periods except the initial period, which shall be 30 days.

1.19  “Initial Factoring Fee” — shall be 1.50% of the Face Amount for the first 30 day period.

1.20  “Initial Fee Period” — shall be 30 days from the date on which the Purchase Price is paid to Seller or credited by Purchaser to Seller’s Reserve Account.

1.21  “Invoice” — any form of document that evidences or is intended to evidence an Account.  Where the context so requires, reference to an Invoice shall be deemed to refer to the Account to which it relates.

1.22  “Late Payment Factoring Fee” — shall be 0.15% per day.

1.23  “Late Payment Date” - the date which is 90 days from the Invoice date on a Purchased Account.

1.24  “Maximum Amount” — shall be $2,000,000.

1.25  “Minimum Invoice Fee” — shall be $30.

1.26  “Misdirected Payment Fee”  - if after one (1) month from closing, the Seller receives an invoice payment, cashes a check or otherwise deposits funds from any Payor and fails to notify Purchaser immediately and remit the payment, in kind, to Purchaser within two (2) business days, then the Seller shall pay a Misdirected Payment Fee which will equal 10% of the face amount of the invoice.

1.27   “Obligations” - all present and future obligations and liabilities owing by Seller to Purchaser, whether direct or indirect, absolute or contingent, including obligations and liabilities that are likely to become owing by Seller to Purchaser, whether arising hereunder or otherwise, and whether arising before, during or after the commencement of any case filed under title 11 of the United States Bankruptcy Code or any other debtor relief proceeding in which Seller is a Debtor.

1.28   “Parties” — the Seller and Purchaser.

1.29  “Payor” - an Account Debtor or other obligor on an Account, including an entity making payment thereon for the account of such party.

1.30   “Purchase Date” - the date on which Seller has been advised in writing that Purchaser has agreed to purchase an Account or in which Purchaser has caused a credit to be made to Seller’s Reserve Account.

1.31  “Purchase Price” - the Face Amount of a Purchased Account less all Base Fees.

1.32  “Purchase Order Facility” — refers to a Purchase Order Assignment Agreement, if executed, between the Seller and the Purchaser at any time on or after the date of this Agreement.

1.33  “Purchased Accounts” — are Accounts purchased hereunder which have not been Closed.

1.34  “Registered Organization” — shall have the meaning as defined in the UCC, Section 9-102(a) (71).

1.35  “Repurchased” - an Account has been repurchased when Seller has paid to Purchaser the then unpaid Face Amount.

1.36  “Required Reserve Amount” - the Reserve Percentage multiplied by the unpaid balance of all Purchased Accounts.

1.37  “Reserve Account” - a bookkeeping account on the books of the Purchaser representing the portion of the Purchase Price which has not been paid by Purchaser to Seller, maintained by Purchaser to secure Seller’s performance with the provisions hereof.

1.38  “Reserve Percentage” — shall be 15%.

1.39  “Reserve Shortfall” - the amount by which the Reserve Account is less than the Required Reserve Amount.

1.40  “Schedule of Accounts”  - a form supplied by Purchaser, which may change from time to time, wherein Seller lists those Accounts it requests that Purchaser purchase under the terms of this Agreement.

1.41  “Security Interest”  - shall have the meaning as defined in the UCC, Section 1-201(a) (35).

1.42  “Term” — a twelve (12) month period.  This Agreement will continue in full force and effect for the initial Term, and shall be further extended automatically for successive twelve (12) month Terms, unless Seller or Purchaser gives the other Party written notice of its intention to terminate at least sixty (60) days and no more than ninety (90) days prior to each such anniversary date (each an “Anniversary Date”), whereupon this Agreement shall terminate on the forthcoming anniversary.  Upon termination, Seller shall, among other requirements in this Agreement, pay all of the Obligations to Purchaser and Seller shall repurchase all Accounts then owned by Purchaser.  In the event Seller fails to pay the Obligations and/or to effect such repurchase of Accounts, this Agreement shall be extended automatically until the next Anniversary Date.

1.43  “UCC” — the Uniform Commercial Code as adopted in the Chosen State.

2.  Sale; Purchase Price; Billing

2.1  Assignment and Sale.

2.1.1.  Seller shall offer for sale to Purchaser, as absolute owner, such of Seller’s Accounts as are listed from time to time on Schedules of Accounts a current form of which is attached as Exhibit 2.1.1.

2.1.2.  Each Schedule of Accounts shall be accompanied by such documentation, as Purchaser shall from time to time reasonably request, supporting and evidencing each Account.

2.1.3.  Purchaser shall purchase from Seller such Accounts as Purchaser determines to be Eligible Accounts, unless i) an Event of Default has occurred and has not been cured; or ii) such purchase would cause the Face Amount of all Purchased Accounts, less the required Reserve Amount, to exceed the Maximum Amount.

2.1.4.  Purchaser may elect not to purchase any Account which will cause the unpaid balance of Purchased Accounts to exceed the Maximum Amount.  However, if Purchaser purchases Accounts in excess of the Maximum Amount, same shall have no adverse consequences to Purchaser.

2.1.5.  Purchaser shall pay to Seller on the next business day following the Purchase Date the Purchase Price of any Purchased Account, less any amounts Purchaser owes Seller, including, without limitation, any amounts due under Sections 3.1 and 6 hereof, whereupon the Accounts shall be deemed Purchased Accounts.

2.2  Billing.  In an Event of Default or if so requested by a Payor, Purchaser may send a periodic statement to all Payors itemizing their account activity during the preceding billing period.  All Payors will be instructed to make payments exclusively the lockbox established by Purchaser.

2.3  Collections.  All collections of Purchased Accounts and other Proceeds of Collateral shall be deposited into a lockbox controlled by the Purchaser upon which Purchaser shall have a perfected first priority Security Interest.  Purchaser shall provide details of the lockbox to Seller prior to entering into a transaction.

3.  Reserve Account.

3.1  Seller shall pay to Purchaser on demand the amount of any Reserve Shortfall.

3.2  Purchaser is required, and shall pay to Seller, on a weekly basis any amount by which the Reserve Account exceeds the Required Reserve Amount.  Failure of Purchaser to make any required payments to Seller, as detailed in this Agreement, shall result in an event of default by Purchaser and a termination of the Agreement and no Early Termination Fee would be due.  However, prior to any breach of this section creating an event of default, Seller shall first give Purchaser written notice of such breach and not less than (5) business days within which to cure.

3.3  Purchaser may charge the Reserve Account with any Obligation.

3.4  Purchaser may pay any amounts due Seller hereunder by a credit to the Reserve Account.

3.5  Purchaser may retain the Reserve Account until a Complete Termination.

3.6  If, upon a Complete Termination of the Agreement and absent an Event of Default by Seller, Purchaser fails to remit all monies due to Seller, Purchaser shall be liable to Seller for all such amounts due.  If Seller incurs legal costs or collection costs in order to collect monies that are found to be owed to the Seller under this section, then Purchaser will be responsible to Seller for all costs reasonably required to collect monies unjustifiably withheld by Purchaser.  However, prior to any breach of this section creating an event of default, Seller shall first give Purchaser written notice of such breach and not less than (5) business days within which to cure.

4.  Exposed Payments.

4.1  Upon termination of this Agreement Seller shall pay to Purchaser (which Purchaser shall retain or hold in a segregated interest bearing account) the amount of all Exposed Payments (the “Preference Reserve”).

4.2  Purchaser may charge the Preference Reserve with the amount of any Exposed Payments that Purchaser pays to the bankruptcy estate of a Payor that made the Exposed Payment on account of a claim asserted under Section 547 of the Bankruptcy Code.

4.3  Purchaser shall refund to Seller from time to time that balance of the Preference Reserve for which a claim under Section 547 of the Bankruptcy Code can no longer be asserted due to the expiration of the statute of limitations, settlement with the bankruptcy estate of the Payor or otherwise.

5.  Authorization for Purchases.  Subject to the terms and conditions of this Agreement, Purchaser is authorized to purchase Accounts upon telephonic, facsimile or other instructions received from anyone purporting to be an officer, employee or representative of Seller.

6.  Fees and Expenses.  Seller shall pay to Purchaser:

6.1  Initial Factoring Fee.  The Initial Factoring Fee (i) on the Late Payment Date or (ii) the date on which a Purchased Account is closed, whichever is earlier.

6.2  Factoring Fee.  The Factoring Fee, for each Factoring Fee Period, computed from the end of the Initial Factoring Fee Period and (i) until the Late Payment Date or (ii) the date on which a Purchased Account is Closed, whichever is earliest.

6.3  Misdirected Payment Fee.  Any Misdirected Payment Fee immediately upon its accrual.

6.4  Late Payment Factoring Fee.  The Late Payment Factoring Fee, on demand, on all past due amounts due from Seller to Purchaser hereunder.

6.5  Minimum Volume Fee.  None.

6.6  Out-of-pocket Expenses.  The reasonable out-of-pocket expenses directly incurred by Purchaser in the administration of this Agreement or any other agreement that is executed between the parties such as wire transfer fees of $30 for all outgoing wire transfers, postage, search fees and collateral audit fees.  Seller will pay the Purchaser $0 in closing costs (a one-time fee) to cover the cost of legal, collateral valuations, credit inquiries and other administrative expenses, with $0 due prior to executing this Agreement, and $0 deducted from the first advance.

6.7  Renewal Fee.  Seller shall pay a $0 fee if the Facility is renewed.

6.8  Minimum Invoice Fee.  Seller shall be obligated to pay Purchaser the Minimum Invoice Fee.

7.  Repurchase Of Accounts.  Purchaser may require that Seller repurchase, at Purchaser’s option and on demand, by requiring Seller to: (a) pay the then unpaid Purchase Price together with any unpaid fees and expenses relating to the Purchased Account, (b) replace an Account with a new, Eligible Account or (c) by charging to the Reserve Account:

7.1  Any Purchased Account:

7.1.1                     The payment of which has been disputed by the Account Debtor obligated thereon, Purchaser being under no obligation to determine the bona fides of such dispute;

7.1.2                     For which Seller has breached any covenant or representation and warranty as set forth in Sections 12 and 14 hereof;

7.1.3                     All Purchased Accounts upon the occurrence of an Event of Default, or upon the termination date of this Agreement; and

7.1.4                     Any Purchased Account which remains unpaid beyond the Late Payment Date.

8.  Security Interest.

8.1  In order to secure the Obligations, Seller grants to Purchaser a continuing first priority Security Interest in the Collateral.

8.2  Notwithstanding the creation of this Security Interest, the relationship of the parties in respect to all Purchased Accounts shall at all times be that of purchaser and seller, and not that of lender and borrower.

8.3  The Security Interest created hereby shall not render Purchaser liable to observe or perform any term, covenant or condition of any agreement, document or instrument to which Seller is a party or by which it is bound, with any other person.

8.4  Seller acknowledges that value has been given and agrees that the Security Interest granted hereby shall attach when Seller signs this Agreement.

9.  Clearance Days.  For all purposes under this Agreement, Clearance Days will be added to the date on which Purchaser receives any payment.

10.  Authorization to Purchaser.

10.1  Seller irrevocably authorizes Purchaser, at Seller’s expense, to exercise at any time any of the following powers until all of the Obligations have been paid in full:

10.1.1.  Receive, take, endorse, assign, deliver, accept and deposit, in the name of Purchaser or Seller, any and all Proceeds of any Purchased Accounts and Collateral securing the Obligations or the Proceeds thereof;

10.1.2.  Take or bring, in the name of Purchaser or Seller, all steps, actions, suits or proceedings deemed by Purchaser necessary or desirable to effect collection of or other realization upon Purchaser’s Accounts and any and all Proceeds of any Purchased Accounts and Collateral securing the Obligations or the Proceeds thereof;

10.1.3.  Pay any sums necessary to discharge any lien or encumbrance which is or may become senior to Purchaser’s ownership rights in the Purchased Accounts or Security Interest in the Collateral, which sums shall be included as Obligations hereunder;

10.1.4.  Notify any Payor obligated with respect to any Account, that the underlying Account has been sold and/or assigned to Purchaser by Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser.  Purchaser shall provide all lockbox (or other address) payment instructions given by Purchaser to Seller to all Payors;

10.1.5.  Communicate directly with Seller’s Payors to, among other things, verify the amount and validity of any Account created by Seller;

10.1.6.  After an Event of Default:

(a)  Extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Purchased Accounts and discharge or release any Payor without affecting any of the Obligations;

10.1.7.  File any initial financing statements and amendments thereto that:

(a)  Indicate the Collateral, regardless of whether any particular asset comprising the Collateral falls within the scope of Article 9 of the UCC, or as being of an equal or lesser scope or with greater detail;

(b)  Contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Seller is a Registered Organization, the type of organization, and any organization identification number issued to the Seller and, (ii) in the case of a financing statement filed as a fixture filing or indicating collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the collateral relates; and

(c)  Contain a notification that the Seller has granted a negative pledge to the Purchaser, and that any subsequent holder of a Security Interest or lien may be tortiously interfering with Purchaser’s rights.

10.1.8.  Advise third parties that any notification given to Seller’s Payors that may interfere with Purchaser’s collection rights is a violation of Purchaser’s rights under this Agreement.

10.1.9.  File any Correction Statement (or as may be renamed under any UCC amendments, Information Statement) in the name of Seller under the UCC that Purchaser reasonably deems necessary to preserve its rights hereunder.

10.2  Seller authorizes Purchaser to accept, endorse and deposit on behalf of Seller any checks tendered by a Payor “in full payment” of its obligation to Seller.  Seller shall not assert against Purchaser any claim arising therefrom, irrespective of whether such action by Purchaser effects an accord and satisfaction of Seller’s claims, under Article 3 of the UCC, or otherwise.

11.  ACH Authorization.  In order to satisfy any of the Obligations, Seller authorizes Purchaser to initiate electronic debit or credit entries through the ACH system in an Event of Default.

12.  Covenants by Seller.

12.1  After written notice by Purchaser to Seller, and automatically, without notice, after an Event of Default, Seller shall not, without the prior written consent of Purchaser in each instance, (a) grant any extension of time for payment of any of its Accounts, (b) compromise or settle any of its Accounts for less than the full amount thereof, (c) release in whole or in part any Payor, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Accounts.

12.2  From time to time as reasonably requested by Purchaser, Purchaser or its designee shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all business premises of the Seller and any premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral including Seller’s books, records and computers, and Seller shall permit Purchaser or its designee to make copies of such books and records or extracts and all electronically stored information therefrom, without expense to Purchaser, as Purchaser may request.  If an Event of Default has occurred, Seller shall provide Purchaser with reasonable access to Seller’s personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of Accounts and realization on other Collateral as Purchaser deems appropriate.  Seller hereby irrevocably authorizes all accountants and third parties, to promptly disclose and deliver to Purchaser at Seller’s expense all financial information, books and records, work papers, management reports and other information in their possession relating to the Purchased Accounts.

12.3  Before sending any Invoice to an Account Debtor, Seller shall mark same with a notice of assignment which describes, among other things, a duty to pay Purchaser, in the form and manner as may be required by Purchaser.

12.4  Seller shall pay when due all payroll, sale, use and other taxes, and shall provide proof thereof to Purchaser in such form as Purchaser shall reasonably require.

12.5  Seller shall not create, incur, assume or permit to exist any ownership interests in Seller’s Purchased Accounts or Security Interest or any other form of lien upon or with respect to any assets in which Purchaser now or hereafter holds a Security Interest or in those Accounts in which Purchaser acquires an ownership interest except for Permitted Liens (as defined below) unless Seller obtains the written consent of Purchaser and an Intercreditor Agreement between Purchaser and such other party in a form and content acceptable to Purchaser.  For purposes of clarity, no provision of this Agreement shall be interpreted as either preventing the Seller from conducting bona fide equity financings or requiring notice to or consent of the Purchaser in the event of such financings.  “Permitted Liens” are:  (a) Liens existing on the date of this agreement and shown on the perfection certificate or arising under this Agreement; (b) liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Seller maintains adequate reserves on its Books, if they have no priority over Purchaser’s Security Interests; (c) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) and (b), but any extension, renewal or replacement lien must be limited to the property encumbered by the existing lien and the principal amount of the indebtedness may not increase; (d) liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 16.1; and (e) liens in favor of other financial institutions arising in connection with Seller’s deposit and/or securities accounts held at such institutions, provided that Purchaser has a perfected Security Interest in the amounts held in such deposit and/or securities accounts in accordance with the terms of this Agreement and are identified to the Purchaser prior to execution of this Agreement.

12.6  Seller shall maintain insurance on all insurable property owned or leased by Seller in the manner as usually maintained by owners of similar businesses and properties in similar geographic areas.  Seller shall furnish to Purchaser upon written request: (a) any and all information concerning such insurance carried; (b) lender loss payable endorsements (or their equivalent) in favor of Purchaser.  All policies of insurance shall provide for not less than thirty (30) day’s prior written cancellation notice to Purchaser.

12.7  Seller shall pay to Purchaser on the 2nd banking day following the date of receipt by Seller the amount of any payment made on account of a Purchased Account.

12.8  Seller shall furnish Purchaser with full financial statements and other documents and information, including, but not limited to, proof of payment and/or compliance with all federal, state and/or local tax requirements, within forty five (45) days from the end of each of Seller’s first three fiscal quarters, and seventy five (75) days from the end of Seller’s last fiscal quarter, in each case in the form filed by the Seller with the U.S. Security and Exchange Commission.  Seller shall maintain a standard and modern system of accounting in accordance with Generally Accepted Accounting Principles.  Seller agrees to permit Purchaser and any of its employees, officers or agents, on reasonable advance written notice and during normal business hours, access to and examination of Seller’s records and books.  The Seller shall provide Purchaser monthly financial reports relating to Seller’s accounts payable and accounts receivable aging, as soon as available but no later than thirty (30) days after the last day of the month including, but not limited to, detailed description of the Collateral per Purchaser’s specifications, Budget (as soon as available), financial statements (unaudited income statement, balance sheet and cash flow statement), as well as usual and customary reports for a transaction of this nature.

12.9  Avoidance Claims.

12.9.1.  Seller shall indemnify Purchaser from any loss arising out of the assertion of any Avoidance Claim and shall pay to Purchaser on demand the amount thereof.

12.9.2.  Seller shall notify Purchaser within two business days of it becoming aware of the assertion of an Avoidance Claim.

12.9.3.  This section 12.9 shall survive termination of this Agreement.

12.10  [Reserved].

12.11  Seller shall take all necessary steps and actions to preserve its corporate existence (or the existence of any successor or transferee), it being acknowledged that no merger of Seller, or sale by Seller of all or substantially all of its assets, shall be permitted unless the successor entity or transferee shall assume and be liable for all obligations of Seller hereunder, either by operation of law or under written agreement. Seller shall promptly notify Purchaser of any change in its corporate structure.

12.12  [Reserved].

12.13  Seller shall cooperate with any and all third party service providers that the Purchaser introduces to Seller in connection with Seller’s obligations hereunder and will provide information and will make management available to these service providers in the same manner the Seller interacts with the Purchaser.

12.14  Seller shall remain in compliance with any arrangement it has entered into with a tax authority as it relates to Tax Liabilities.

12.15  Seller shall notify Purchaser of any completed equity or debt raise in the private or capital markets within three (3) days of its completion.

13.  Account Disputes.  Seller shall notify Purchaser promptly of and, if and only if requested by Purchaser, settle all disputes concerning any Purchased Account, at Seller’s sole cost and expense.  Purchaser may, but is not required to, attempt to settle, compromise, or litigate (collectively, “Resolve”) the dispute upon such terms, as Purchaser in its sole discretion may deem advisable, for Seller’s account and risk and at Seller’s sole expense.  All invoices that are in dispute shall fail to qualify as Eligible Accounts.

14.  Representation and Warranties.  Seller and each of its principals represents and warrants that:

14.1  It is fully authorized to enter into this Agreement and to perform hereunder.

14.2  This Agreement constitutes its legal, valid and binding obligation.

14.3  Seller is solvent and in good standing in the jurisdiction of its organization.

14.4  The Purchased Accounts are and will remain:

14.4.1.  Bona fide existing obligations created by the complete and unconditional sale and delivery of goods, licensing of intellectual property or software, or the rendition of services in the ordinary course of Seller’s business;

14.4.2.  Unconditionally owed and will be paid to Purchaser without defenses, disputes, offsets, counterclaims, or rights of return or cancellation; and,

14.4.3.  Sales to a customer that is not, directly or indirectly, affiliated with Seller or in any way not an “arms length” transaction.

14.5  Seller has not received notice or otherwise learned of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Payor regarding Purchased Accounts.

14.6  Seller is: either a corporation, limited liability company, limited partnership or other form of Registered Organization, duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and is qualified and authorized to do business and duly licensed, if necessary and in good standing in every state in which such qualification and good standing are necessary or desirable.

14.7  Immediately prior to the execution and at the time of delivery of each Schedule of Account, Seller is the sole owner and holder of each of the Accounts described thereon and that upon Purchaser’s acceptance of each Purchased Account; it shall become the sole owner of such Purchased Account(s).

14.8  No Purchased Account shall have been previously sold or transferred or be subject to any lien, encumbrance, Security Interest or other claim of any kind or nature, other than Permitted Liens.  Seller will not sell, transfer, assign, mortgage, pledge, lease, grant a Security Interest in, or encumber any of its intellectual property if such action would invalidate, cancel or terminate Purchaser’s rights or security interest of the Purchased Accounts.

14.9  Seller will not factor, sell, transfer, pledge or give a Security Interest in any of its Purchased Accounts to anyone other than Purchaser during the Term of this Agreement and there are and shall at no time be any Financing Statements now or hereafter on file in any public office covering any of Seller’s Collateral except the Financing Statement or Financing Statements filed or to be filed in respect of this Agreement or those Financing Statements now on file that have been disclosed in writing by Seller to Purchaser as reflected on the attached Exhibit 14.9.  If Seller factors, sells, transfers, pledges or gives a Security Interest in any Accounts other than the Purchased Accounts, then Seller shall inform Purchaser of such activity within three (3) days of such activity.

14.10  Seller shall maintain its books and records in accordance with generally accepted accounting principles and shall reflect on its books the absolute sale of the Purchased Accounts to Purchaser.

14.11  Seller shall furnish Purchaser such financial information as required in Section 12.8.

14.12  Seller will promptly notify Purchaser of (i) the filing of any lawsuit against Seller involving amounts greater than $10,000.00 or (ii) any attachment or any other legal process served or levied against Seller.

14.13  The application made or delivered by or on behalf of Seller in connection with this Agreement, and all statements made therein, were at the time that this Agreement is executed and shall at all times remain true and correct and Seller has complied with all fee requirements and obligations in connection therewith.  There is no fact which Seller has not disclosed to Purchaser in writing which could adversely affect the properties, business or financial condition of Seller, or any of the Purchased Accounts or Collateral, or which is necessary to disclose in order to keep the foregoing representations and warranties from being misleading.

14.14  In no event shall the funds paid to Seller hereunder be used directly or indirectly for personal, family, household or agricultural purposes.

14.15  Seller does business under no trade or assumed names except as indicated specifically identified otherwise in Exhibit 14.15.

14.16  Each written or electronic communication issued by Seller to Purchaser will be authentic and genuine.

14.17  All Purchase Price payments will be used by Seller for routine working capital needs solely in connection with Seller’s existing business operations.

14.18  Seller, unless first obtaining Purchaser’s express written consent, shall at no time have any authority to enter into or seek to enter into any agreement with any Payor for the purpose of modifying, releasing or otherwise relieving or discharging in any way any Payor from such Payor’s duties to pay Purchaser on any Purchased Account.

15.  Indemnification.  Seller agrees to indemnify Purchaser against and save Purchaser harmless from any and all manner of suits, claims, liabilities, demands and expenses (including reasonable attorneys’ fees and collection costs) resulting from or arising out of Seller’s breach of this Agreement, whether directly or indirectly, including the transactions or relationships contemplated hereby (including the enforcement of this Agreement), and any failure by Seller to perform or observe its obligations under this Agreement.

16.  Default.

16.1  Events of Default.  The following events will constitute an Event of Default hereunder: (a) Seller defaults in the payment of any Obligations or in the performance of any provision hereof or of any other agreement now or hereafter entered into with Purchaser, or any warranty or representation contained herein proves to be false, (b) Seller or any guarantor of the Obligations becomes subject to any debtor-relief proceedings, (c) any third party

Security Interest, lien (other than a Permitted Lien), garnishment, attachment or the like shall be issued against or shall attach to the Purchased Accounts, the Collateral or any portion thereof and the same is not released within five (5) days; (d) Seller suffers the entry against it of a final judgment for the payment of money in excess of $10,000.00, unless the same is satisfied, vacated or stayed within ten (10) days after the date of entry thereof; (e) Seller shall have a federal, state or other form of tax lien filed against any of its properties (other than a Permitted Lien), current liens disclosed by the Seller excepted; (f) Seller is in breach of any covenant, representation or warranty as described in Sections 12 and 14; (g) Seller fails to pay any other obligations in respect of indebtedness in excess of $500,000, and such payment is unpaid for 30 days, or; (h) in the Purchaser’s good faith business judgment, a material adverse change shall have occurred in Seller’s financial conditions, business, prospects or operations.

16.2  Effect of Default.  Upon the occurrence of any Event of Default:

16.2.1.  In addition to any rights Purchaser has under this Agreement or applicable law, Purchaser may immediately terminate this Agreement, at which time all Obligations shall immediately become due and payable without notice including the Late Payment Factoring Fee which shall accrue and be payable on demand in respect to any Obligation not paid when due.

16.2.2.  Purchaser shall be entitled to freeze, debit and/or effect a set-off against any fund or account Seller may maintain with any Bank, including all funds collected in the Purchaser’s lockbox as provided for in Section 2.3.

16.2.3.  Purchaser may seek equitable relief, including, but not limited to, injunctive or receivership remedies and Seller waives any requirement that Purchaser post or otherwise obtain or procure any bond, whether otherwise required under state or federal law or rules of court.  Seller waives any right it may be entitled to, including an award of attorney’s fees or costs, in the event any equitable relief sought by and awarded to Purchaser is thereafter, for whatever reason(s), vacated, dissolved or reversed.  All post-judgment interest shall bear interest at the greater of (a) eighteen percent (18%) or (b) the highest rate as may be allowed by law.

16.2.4.  All of Seller’s rights of access that may be made available to Seller to any online internet services that Purchaser may make available to Seller shall be provisional pending any curing of such Events of Default.  During such period of time, Purchaser may limit or terminate Seller’s access to Purchaser’s online services.  Seller acknowledges that the information Purchaser makes available to Seller constitutes and satisfies any duty to respond to a Request for an Accounting or Request regarding a Statement of Account that is referenced in § 9-210 of the UCC.

16.2.5. The Parties acknowledge that Purchaser shall have no duty to undertake to collect any Account or Purchased Account including those in which Purchaser receives information from any Payor that any form of a dispute exists.  In the event Purchaser undertakes to collect from or enforce an obligation of any Payor and ascertains that the possibility of collection is outweighed by the likely costs and expenses that will be incurred, Purchaser may at any such time cease any further collection efforts and such action shall be considered commercially reasonable.

16.3.  Seller’s sole remedy for any breach alleged to have been committed by Purchaser of any obligation or duty owed under the Agreement, any other agreement between Seller and Purchaser or any duty or obligation arising out of or related to this Agreement shall be limited to the lesser of (a) any amount in the Reserve Account at the time notice of such breach is first given to Purchaser, in writing, or (b) any amounts owed to Seller related to the purchase of Accounts subject to the Agreement.  Purchaser shall not be liable for any incidental, special or consequential damages, including, but not limited to, loss of goodwill or any other losses associated therewith.  Purchaser shall be liable to Seller for unreturned funds as detailed in Section 3.

17.  Account Stated. Purchaser may either provide Seller, electronically through a website or otherwise, with information on the Purchased Accounts and a monthly reconciliation of the factoring relationship relating to billing, collection and Account maintenance such as aging, posting, error resolution and mailing of statements or make such information available.  All of the foregoing shall be in a format and in such detail, as Purchaser, in its sole discretion, deems appropriate.  Purchaser’s books and records as well as all electronically stored information maintained by Purchaser shall be admissible in evidence without objection as to authenticity, hearsay or otherwise and shall be admissible as prima facie evidence in any tribunal of the status of the Purchased Accounts, non-

Purchased Accounts and Reserve Account between Purchaser and Seller.  Each statement, report, accounting rendered or issued by Purchaser to Seller and all electronically stored information shall be deemed conclusively accurate and binding on Seller unless within fifteen (15) days after the date of issuance or, in the case of electronically stored information, the first of each month, Seller notifies Purchaser to the contrary by registered or certified mail, setting forth with specificity the reasons why Seller believes such statement, report, or accounting or electronically stored information is inaccurate, as well as what Seller believes to be the correct or accurate information.  Seller’s failure to receive any monthly statement or access the electronically stored information shall not relieve it of the responsibility to request such information and Seller’s failure to do so shall nonetheless bind Seller to whatever Purchaser’s records or electronically stored information report.

18.  Amendment and Waiver.  Only a writing signed by all parties hereto may serve to amend this Agreement.  No failure or delay in exercising any right hereunder shall impair any such right that Purchaser may have, nor shall any waiver by Purchaser hereunder be deemed a waiver of any default or breach subsequently occurring. Purchaser’s rights and remedies herein are cumulative and not exclusive of each other or of any rights or remedies that Purchaser would otherwise have.

19.  Termination; Effective Date.

19.1  This Agreement will be effective on the date indicated in the introduction to this Agreement, shall continue for the Term, and may be extended for successive Terms upon mutual written agreement by both parties  unless Seller issues, at any time, a written notice to terminate prior to three (3) months before the Term (an “Early Termination Date”).

19.2  Either Seller or Purchaser may voluntarily terminate the Factoring Facility with sixty (60) days prior written notice.  Seller shall pay the Early Termination Fee of 0.75% of the Maximum Amount if the Seller terminates during the first six (6) months after the date of this Agreement.

19.3  Purchaser may terminate this Agreement by giving Seller at least thirty-day’s (30) prior written notice of termination, whereupon this Agreement shall terminate on the earlier date of the date of termination or the end of the then current Term.

19.4   Upon termination, Seller shall pay the Obligations to Purchaser and Purchaser shall thereafter have no duty to purchase any Accounts from Seller.  Notwithstanding termination, until Complete Termination, Seller shall remain obligated to tender all Accounts to Purchaser notwithstanding that Purchaser may thereafter determine that no Account qualifies as an Eligible Account.  Upon any termination of this Agreement (including upon or following an Event of Default) and the repayment by Seller of all Obligations to Purchaser, Purchaser shall immediately transfer and reassign all Purchased Accounts back to Seller.

20.  No Lien Termination without Release.  Notwithstanding payment in full of all Obligations by Seller, Purchaser shall not be required to file any amended Financing Statement terminating or satisfying its Security Interest in the Collateral or ownership rights in the Purchased Accounts unless and until Complete Termination has occurred.  In the event any person files a UCC Financing Statement after the Term of this Agreement expires and before a Complete Termination, Purchaser shall be authorized to advise such Secured Party of Purchaser’s rights in connection herewith.

21.  Conflict.  Unless otherwise expressly stated in any other agreement between Purchaser and Seller, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

22.  Severability.  In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

23.  Construction.  This Agreement and all agreements relating to the subject matter hereof shall be deemed the product of joint negotiation by and among each party and shall be construed accordingly.

24.  Relationship of Parties.  It is the express intention of the parties that pursuant to § 9-318(a) of the UCC as to all Purchased Accounts their relationship shall be that of seller and purchaser of Accounts, that Seller shall, once acquired by Purchaser, no longer have any right, title or interest in and to any Purchased Account and Purchaser shall at no time be deemed to be or become a fiduciary of the Seller, although Seller may be a fiduciary of the Purchaser.  Seller acknowledges that Purchaser shall at no time owe Seller any form of fiduciary duty whether in the context of giving advice, guidance, assistance or otherwise designed to assist or protect Seller in respect to or in connection with the parties’ relationship or this Agreement and Seller expressly acknowledges that Purchaser shall at all times have the right to exclusively protect Purchaser’s own interests and rights in connection with and in respect to the parties’ relationship and this Agreement.

25.  Attorneys’ Fees.  Seller agrees to reimburse Purchaser on demand for:

25.1  The actual amount of all costs and expenses, including attorneys’ fees, which Purchaser has incurred or may incur in:

25.1.1.  Negotiating, preparing, or administering the execution of this Agreement and any documents prepared in connection herewith up to a maximum of $0 as provided in Section 6.6; any future amendments to this Agreement or supporting documentation; protecting, preserving or enforcing any lien, security or other right granted by Seller to Purchaser or arising under applicable law.

25.1.2.  Protecting, preserving or enforcing any lien, security or other right granted by Seller to Purchaser or arising under applicable law, including but not limited to the defense of any Avoidance Claims or the defense of Purchaser’s lien priority;

25.2  The actual costs, including photocopying (which, if performed by Purchaser’s employees, shall be at the rate of $.25/page), travel, and attorneys’ fees and expenses incurred in complying with any subpoena or other legal process in any way relating to Seller. This provision shall survive termination of this Agreement.

25.3  The actual amount of all costs and expenses, including attorneys’ fees, which Purchaser may incur in enforcing this Agreement and any documents prepared in connection herewith, or in connection with any federal or state insolvency proceeding commenced by or against Seller, including those (i) arising out the automatic stay, (ii) seeking dismissal or conversion of the bankruptcy proceeding or (ii) opposing confirmation of Seller’s plan there under.

25.4  Seller and Purchaser shall be entitled to indemnification and recovery of attorney’s fees or costs in respect to any litigation based herein.

25.5  Notwithstanding the existence of any law, statute or rule, in any jurisdiction which may provide Seller with a right to attorney’s fees or costs, Seller hereby waives any and all rights to hereafter seek attorney’s fees or costs hereunder and Seller agrees that Purchaser exclusively shall be entitled to indemnification and recovery of any and all attorney’s fees or costs in respect to any litigation based hereon, arising out of, or related hereto, whether under, or in connection with, this and/or any agreement executed in conjunction herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party.

26.  Entire Agreement.

26.1  No promises of any kind have been made by Purchaser or any third party to induce Seller to execute this Agreement.  No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

26.2   Seller acknowledges that neither the relationship created by this Agreement nor any services that Purchaser may offer to Seller, in connection therewith, shall entitle Seller to assert any form of tort claim, whether in the form of negligence or otherwise, against Purchaser and whether supported by statute, common law, or otherwise.  Seller and Purchaser acknowledge that unless the terms of this Agreement create an express duty, the parties do not intend for any duty to be implied or deemed included within this Agreement except that to the extent that an implied covenant of good faith may exist and in respect thereto, both Purchaser and Seller agree that such duty, for the purpose of this Agreement, shall be limited to an obligation that neither party shall take any action to prevent the other party from performing under this Agreement.

26.3  Purchaser and Seller each acknowledge that there is no contract terms, provision or subject matter in respect to this Agreement that either believes was negotiated and intended to be included herein but has been omitted from this Agreement.  Purchaser and Seller each agree that by executing this Agreement Purchaser and Seller each waive any right either may have to seek any form of reformation of this Agreement.

27.  Choice of Law.  This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the Chosen State.

28.  Jury Trial Waiver.  THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED WITHOUT A JURY.

29.  Venue; Jurisdiction; Service of Process.

29.1  Any suit, action or proceeding arising hereunder shall, at Purchaser’s sole and exclusive discretion, be only instituted or maintained in any court sitting in the Chosen State and in the county in which Purchaser’s chief executive office is located (the “Acceptable Forums”).  Seller agrees that the Acceptable Forums are convenient to it, and submits to the jurisdiction of the Acceptable Forums and waives any and all objections to jurisdiction or venue.  Should such proceeding be initiated in any other forum, Seller waives any right to oppose any motion or application made by Purchaser to transfer such proceeding to an Acceptable Forum.

29.2  Seller agrees that Purchaser may effect service of process upon Seller by regular mail at the address set forth herein or at such other address as may be reflected in the records of Purchaser, or at the option of Purchaser by service upon Seller’s agent for the service of process.

30.  Assignment.  Purchaser may assign its rights and delegate its duties hereunder; provided, that without the prior written consent of Seller (which consent may be withheld in Seller’s sole discretion), Purchaser may not assign any interest herein to any competitor of Seller.  Upon such assignment or delegation, Seller shall be deemed to have attorned to such assignee and shall owe the same obligations to such assignee and shall accept performance hereunder by such assignee as if such assignee were Purchaser.  If Purchaser wholly assigns this agreement to a new party, Purchaser will first inform Seller of its intentions no later than 14 days prior to the expected assignment date (the “Assignment Notification Period”).  Seller, in its sole discretion, may repurchase all Accounts and terminate this Agreement during the Assignment Notification Period subject to the terms and condition in this Agreement.  Notwithstanding anything contained herein to the contrary, Seller may not, without Purchaser’s prior written consent, assign this Agreement to any corporation into or with which Seller is merged or consolidated or to an entity which purchases all, or substantially all, of the assets of Seller.

31.  Miscellaneous Provisions.

31.1  This Agreement shall be deemed to be one of financial accommodation and not assumable by any debtor, trustee or debtor-in-possession in any bankruptcy proceeding without Purchaser’s express written consent and may be immediately suspended in the event a petition in bankruptcy is filed by or against Seller.

31.2  Seller shall not amend its organizational structure, create any subsidiary or affiliate or enter into any transaction with any affiliate (including any director(s) or officer(s)) that would reasonably be expected to have a material adverse effect on any Purchased Accounts or any other Collateral.

31.3  Seller expressly authorizes Purchaser to access the internet website systems or otherwise of and/or communicate with any shipping or trucking company in order to obtain or verify tracking, shipment or delivery status of any Goods regarding a Purchased Account.

31.4  Seller’s principal(s) acknowledge that the duty to accurately complete each Schedule of Accounts is fundamental to this Agreement and as such the duty to accurately complete each Schedule of Account shall at all times remain non-delegable.  Each of Seller’s principal(s) acknowledge that he/she shall remain fully responsible for the accuracy of each Schedule of Accounts delivered to Purchaser.

31.5  Seller shall fully complete and execute, as taxpayer, prior to or immediately upon the execution of this Agreement, a form 8821 (Rev. April 2004) and/or form 4506 (Rev. October 2008) or form 4506-T (Rev. January 2008) issued by the Department of the Treasury, Internal Revenue Service or such other forms as may be requested by Purchaser, irrevocably authorizing Purchaser to, among other things, inspect or receive tax information relating to any type of tax, tax form, years or periods or otherwise desired by Purchaser on an ongoing basis.  Seller shall take no action of any kind that causes or may cause a revocation of Purchaser’s right to receive such information.

31.6  Seller will cooperate with Purchaser in obtaining a Control Agreement in form and substance satisfactory to Purchaser with respect to the Collateral.

31.7  Pursuant to the introductory paragraph of this Agreement, it is the Seller’s and Purchaser’s intent that Company’s Obligations under this Agreement will also be assumed by Company’s subsidiaries and affiliates,  however and notwithstanding, no one except for Company shall be an intended beneficiary of this Agreement.

32.  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument.  Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

33.  Notice.

33.1  All notices required to be given to any party other than Purchaser shall be deemed given upon the first to occur of (i) three days after deposit thereof in a receptacle under the control of the United States Postal Service, (ii) transmittal by electronic means to a receiver under the control of such party, or (iii) actual receipt by such party or an employee or agent of such party.

33.2  All notices to Purchaser shall be deemed given upon actual receipt by a responsible officer of Purchaser.

33.3  For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

SELLER:		PURCHASER:

Address:	Wave Systems Corp.	Address:	CapFlow Funding Group
	480 Pleasant Street		301 Rte 17 North, 8th Floor
	Lee, MA 01238		Rutherford, NJ 07070

Officer:	Rick Donovan	Officer:
Fax Number:	(413) 243-0391	Fax Number:	(201) 842-7726

34.  Pledges and Assignment of Seller’s Accounts Receivable by Purchaser.  Upon ten (10) days written notice, Seller acknowledges and understands that Purchaser may enter into a financial arrangement with one or more lenders (“Lenders”).  In connection with such financing, Purchaser may sell and/or assign its interests in Seller’s Accounts to Lenders.  Seller hereby consents to Purchaser entering into any such financial arrangement and  Seller further agrees that:

34.1  Seller shall have no rights under the financial arrangement with Lenders and Seller will not look or seek to hold Lenders, or its respective officers, employees, directors or agents responsible for any of Purchaser’s obligations under this Agreement, and that Purchaser’s relationship with Lenders is completely separate and apart from Seller’s relationship with Purchaser.  Seller consents to any lien rights and the granting and enforcing of any Security Interests that Lenders may have and assert by reason of its purchase and/or assignment of Seller’s Accounts to Lenders pursuant to the financing agreement entered into between Purchaser and Lenders.

34.2  Seller agrees that all covenants, representations and warranties set forth in Sections 12 and 14 of this Agreement shall extend and inure to the benefit of Lenders and its successors and assigns.

34.3  Upon Purchaser or Lenders’ request, Seller shall provide to Lenders any and all information, which Lenders may reasonably request.

34.4  Seller consents to Purchaser sharing with Lenders copies of all financial statements and information regarding Seller delivered or made available to Purchaser under this Agreement.

35.  Confidentiality.  Seller and Purchaser agree to keep this Agreement and the identity of each party strictly confidential and will not directly or indirectly disclose the terms of this Transaction or the identity of the parties without prior written approval of the parties, except to the extent required by law (including, in the case of Seller, applicable state and federal securities laws, rules and regulations).  In connection with this Agreement, Seller may disclose to Purchaser information, which is material inside information (“Confidential Information”) with respect to Seller.  The Purchaser acknowledges that it is aware that the federal securities laws prohibit any person who is in possession of material, nonpublic information from purchasing or selling securities on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities.  Purchaser agrees to treat all Confidential Information as “material, nonpublic information” for purposes of the federal securities laws, and not to trade in any of the Seller’s securities or any of the securities of any other company whose securities are traded on any exchange or quoted on any quotation system in the United States, while the Seller is in possession of any non-public Confidential Information.

IN WITNESS WHEREOF, the Parties have executed this agreement on the day and year first above written.

SELLER:		PURCHASER:

Wave Systems Corp.		CAPFLOW FUNDING GROUP MANAGERS LLC

By:	/s/ Gerard T. Feeney	By:	/s/ Timothy Loughlin

Name: Gerard T. Feeney		Name: Timothy Loughlin

Title: Chief Financial Officer		Title: Managing Partner

Date: November 26, 2013